Exhibit 99.1

McorpCX, Inc. Provides Corporate Update

San Francisco, CA, August 12, 2016 (Stockwatch) -- McorpCX, Inc. (TSXV: MCX, OTCQB: MCCX) (“McorpCX” or the “Company”) today announced that Mr. Daniel Carlson has resigned from the Company’s board of directors for personal reasons.

Michael Hinshaw, President and CEO, stated: “We regretfully accepted Dan’s resignation as a director and, on behalf of the whole board and myself, wish to thank him for his service and contribution to the Company.”

About McorpCX

Visit the Company online at http://mcorp.cx. Information on our website is not part of this press release.

For more information, please contact:

General Information: 1-866-526-2655 toll free in the U.S., or +1-415-526-2655

Media: Denise Marshall at +1-415-526-2655, Ext. 706

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